Exhibit 5.1

Our ref	YCU/628018-000001/86711236v3

AIFU Inc.

Room 1, Building 10

Jinzhong Guobin Hui Qinyuan 2nd Road

Lihu Community, Xili Street

Shenzhen, 518055

People’s Republic of China

26 May 2026

Dear Sirs

AIFU Inc.

We have acted as Cayman Islands legal advisers to AIFU Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended to date, relating to (i) future issuance and sale by the Company, on a delayed or continuous basis, from time to time in one or more offerings, up to US$300,000,000 of the following securities (the “Securities”):

(a)	certain Class A ordinary shares with a par value of US$0.002 each of the Company (the “Class A Ordinary Shares”);

(b)	certain preferred shares with a par value of US$0.002 each of the Company (the “Preferred Shares”);

(c)	warrants to subscribe for Class A Ordinary Shares of the Company (the “Warrants”) to be issued under warrant agreements to be entered into between the Company and the warrant agent for such Warrants thereunder (the “Warrant Agreements”);

(d)	subscription rights to purchase Class A Ordinary Shares of the Company (the “Rights”) to be issued under standby underwriting agreements or subscription right agreements to be entered into among the Company and one or more underwriters for such Rights thereunder (the “Rights Agreements”); and

(e)	units comprising of one or more of the Class A Ordinary Shares, Preferred Shares, Warrants and Rights in any combination (the “Units”) to be issued under unit agreements to be entered into between the Company and the unitholder for such Units thereunder (the “Unit Agreements”);

and (ii) future resale by certain selling shareholders identified in the Registration Statement (each, a “Selling Shareholder”), on a delayed or continuous basis, from time to time in one or more offerings, up to 103,747,628 Class A Ordinary Shares held by them (the “Resale Shares”).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 10 April 2007, the certificate of incorporation on change of name of the Company dated 12 December 2016, the certificate of incorporation on change of name of the Company dated 12 November 2024 and the certificate of incorporation on change of name of the Company dated 17 April 2025 issued by the Registrar of Companies in the Cayman Islands.

1.2	The amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 29 April 2026 and effective on 13 May 2026 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company (the “Board”) dated 26 May 2026 (the “Board Resolutions”).

1.4	A certificate of good standing dated 21 May 2026 issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.5	A copy of the register of members of the Company provided to us by the Company on 26 May 2026 (the “Register of Members”).

1.6	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.7	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate, the Certificate of Good Standing and the Register of Members. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Warrant Agreements, Rights Agreements and Unit Agreements (together, the “Transaction Documents”), and the Securities (other than the Class A Ordinary Shares and Preferred Shares), have been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Transaction Documents and the Securities (other than the Class A Ordinary Shares and Preferred Shares) are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the laws of the State of New York as the governing law of the Transaction Documents and the Securities (other than the Class A Ordinary Shares and Preferred Shares) has been, or will be, made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents and the Securities.

2.7	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from issuing the Class A Ordinary Shares or the Preferred Shares or entering into and performing its obligations under the Registration Statement, the Transaction Documents and the Securities.

2.8	No monies paid to or for the account of any party under the Transaction Documents or the Securities or any property received or disposed of by any party to the Transaction Documents or the Securities in each case in connection with the Transaction Documents or the Securities, or the consummation of the transactions contemplated thereby, represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.9	There is nothing contained in the minute book or corporate records of the Company (which other than the records set out in paragraphs 1.1 to 1.5 of the opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.10	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.11	The Company will have sufficient authorised capital to effect the issue of the Class A Ordinary Shares and Preferred Shares at the time of issuance.

2.12	The Company will receive money or money’s worth in consideration for the issue of the Class A Ordinary Shares and the Preferred Shares, and none of the Class A Ordinary Shares or the Preferred Shares will be issued for less than their par value.

2.13	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Securities.

2.14	The Warrants, Rights, and Units will respectively be issued and authenticated as required in accordance with the provisions of a duly authorised, executed and delivered Warrant Agreement, Rights Agreement, and Unit Agreement (as the case may be).

2.15	The Transaction Documents and the Securities (other than the Class A Ordinary Shares and Preferred Shares) will be, or have been, duly executed and delivered by an authorised person of the parties thereto.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$20,000,000 divided into 10,000,000,000 ordinary shares, comprising of (i) 8,000,000,000 Class A Ordinary Shares of a nominal or par value of US$0.002 each and (ii) 2,000,000,000 Class B ordinary shares of a nominal or par value of US$0.002 each.

3.3	With respect to the Class A Ordinary Shares and the Preferred Shares, when (i) the Board has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Class A Ordinary Shares or Preferred Shares has been recorded in the Company’s register of members (shareholders); and (iii) the subscription price of such Class A Ordinary Shares or Preferred Shares, (being not less than the par value of the Class A Ordinary Shares or Preferred Shares, as the case may be) has been fully paid in cash or other consideration approved by the Board, the Class A Ordinary Shares or Preferred Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.4	With respect to each issue of Warrants, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the warrant agent thereunder in accordance with all relevant laws; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company.

3.5	With respect to each issue of the Rights, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Rights and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Rights Agreement relating to the Rights shall have been duly authorised and duly executed and delivered by the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Rights issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Rights Agreement relating to such issue of Rights and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Rights will be duly authorised, legal and binding obligations of the Company.

3.6	With respect to each issue of the Units, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Unit Agreement relating to the Units and the Units shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Units issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Unit Agreement relating to such issue of Units and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Units issued pursuant to the Unit Agreement will be duly authorised, legal and binding obligations of the Company.

3.7	Based solely of our inspection of the Register of Members, each Selling Shareholder has valid title to its Resale Shares and such Resale Shares have been duly authorised, legally issued and (assuming the purchase price therefor has been paid in full) are fully paid and non-assessable and there are no entries or notations indicating any third party interests, including any security interest as at the date hereof.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Transaction Documents, the Securities (other than the Class A Ordinary Shares and Preferred Shares) will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents or Securities (other than the Class A Ordinary Shares and Preferred Shares) in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Transaction Documents or Securities (other than the Class A Ordinary Shares and Preferred Shares) to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Documents or Securities (other than the Class A Ordinary Shares and Preferred Shares) whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(l)	enforcement or performance of any provision in the Transaction Documents or Securities (other than the Class A Ordinary Shares and Preferred Shares) which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised) (“BOT Act”).

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents or Securities (other than the Class A Ordinary Shares and Preferred Shares).

4.4	We have not reviewed the final form of any of the Warrant Agreements or the Warrants to be issued thereunder, the Rights Agreements or the Rights to be issued thereunder, or the Unit Agreements or the Units to be issued thereunder, and our opinions are qualified accordingly.

4.5	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Transaction Documents or Securities (other than the Class A Ordinary Shares and Preferred Shares) and enforce the remainder or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.6	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.7	Note that under the Companies Act, it is not necessary to include third party interests in the Register of Members and its inclusion of such interests in the Register of Members does not perfect the securities created with such interest and the failure to make entry in the Register of Members does not mean that no third party interest exists over the issued shares of the Company and would not invalidate the security interest created by the third party.

4.8	In this opinion the phrase “non-assessable” means, with respect to the issuance of shares in the Company, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.9	The obligations of the Company may be subject to restrictions pursuant to:

(a)	United Nations and United Kingdom sanctions extended to the Cayman Islands by Orders in Council; and

(b)	sanctions imposed by Cayman Islands authorities under Cayman Islands legislation.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Transaction Documents or Securities and express no opinion or observation upon the terms of any such document.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectuses included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP